Tidal Trust I 485BPOS

Exhibit 99(h)(xx)(2)

New Series Amendment

This New Series Amendment (this “Amendment”) is made as of June 16, 2025 by and between Tidal ETF Trust (the “Acquiring Trust”), and Direxion Shares ETF Trust (the “Trust”).

BACKGROUND:

A.	The Acquiring Trust and the Trust are parties to a Fund of Funds Investment Agreement made and entered into as of October 3, 2022, as amended to date (the “Agreement”).

B.	The parties desire to amend the Agreement to incorporate a change in the name of the Acquiring Trust.

C.	The parties desire to amend and restate Section 5 of the Agreement.

D.	The parties desire to amend Schedule A to add one or more new Acquiring Funds.

E.	This Background section to this Amendment hereto is hereby incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

1.	Effective as of June 16, 2025, the name of the Acquiring Trust shall be changed to “Tidal Trust I.”

2.	Effective as of June 16, 2025, Section 5 of the Agreement shall be amended and restated as follows:

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Acquiring Fund:	If to the Acquired Fund:

Tidal Trust I

Attn: Eric Falkeis

234 W Florida St, Suite 203

Milwaukee, WI 53204

Email: efalkeis@tidalfg.com

With a copy to:

Tidal Investments LLC

Attn: Michael Pellegrino, General Counsel

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Email: mpellegrino@tidalfg.com

Rafferty Asset Management, LLC 1301 Avenue of the Americas (6th Ave.), 28th Floor New York, NY 10019 Attn: Angela Brickl Fax: (646) 572-3658 Email: compliancedirexion@direxionfunds.com

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New Series Amendment

3.	Effective as of June 16, 2025, Schedule A to the Agreement is amended and supplemented with the addition of the following new Acquiring Fund:

●	ATAC Rotation Fund

4.	Miscellaneous.

4.1	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

4.2	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

4.3	The Agreement, as amended hereby, together with its Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

4.4	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

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New Series Amendment

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST I, on behalf of each of its series listed on Schedule A, severally and not jointly:

By:
Print Name:	Eric Falkeis
Title: President

DIREXION SHARES ETF TRUST, on behalf of each of its series

By:

Print Name:	Alyssa Sherman
Title: Secretary

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